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                                                                    EXHIBIT 99.1

MPW, BAIRD CAPITAL PARTNERS COMPLETE EQUITY INVESTMENT IN PENTAGON
SUBSIDIARY

         HEBRON, Ohio, July 19 /PRNewswire/ -- MPW Industrial Services Group, Inc. (Nasdaq: MPWG) today reported that it has completed a previously-announced transaction with Baird Capital Partners (BCP), an investment partnership, providing for the partnership and certain of its limited partners to invest in MPW's subsidiary, Pentagon Technologies Group, Inc. (Pentagon). Co-investing with BCP is PPM America Capital Partners, a Chicago-based private equity investment firm, and Antares Capital Corporation, a Chicago-based leveraged capital provider. BCP is an affiliate of Robert W. Baird & Co. Incorporated, one of the nation's largest investment banking firms headquartered outside of New York. BCP and affiliates are now the majority owners of Pentagon's capital stock and MPW and Pentagon's management have each retained a minority interest.
         "When we formed the Pentagon subsidiary more than a year ago, we were excited to be creating the only truly national player in the contamination control services industry," said Monte R. Black, Chairman and Chief Executive Officer of MPW. "As a continuing stakeholder of Pentagon, I am even more excited by their prospects to achieve greater scale and continued success in the capable hands of BCP."
         MPW received payments totaling approximately $22 million, which will be used to repay debt. Under the aegis of BCP, Pentagon is now well capitalized and has completed a new $30 million credit facility to support its acquisition and growth objectives. Pentagon will continue to be headquartered in the Silicon Valley.
         Commenting on the transaction, Pentagon Chief Executive Officer Frank
A. McBride added, "We are grateful to Monte and the rest of MPW management for creating and nurturing Pentagon through its first phase of development. With the recent upsurge in the semiconductor industry, we look forward to working with BCP to aggressively pursue this growing opportunity and take Pentagon to the next level."
         MPW Industrial Services Group, Inc. is a leading provider of integrated, technically-based industrial cleaning and related facilities support services in North America. MPW offers five principal service lines that are integral to a wide variety of manufacturing processes. These five service lines are industrial cleaning and facility maintenance, industrial filtration management, contamination control for cleanroom environments and related services (through Pentagon), industrial container cleaning and industrial process water purification. MPW provides these services to more than 1,200 customers in diverse industries. With headquarters in Hebron, Ohio, MPW has over 27 years of experience and currently has more than 2,200 employees in a network of over 50 offices.
         Pentagon, based in Fremont, California, is the leading company providing contamination control solutions primarily to the semiconductor industry and companies with critically clean manufacturing environments. With offices in 10 U.S. locations, Pentagon provides technical services, parts cleaning and coating management, facility cleaning and unique specialized products to help its customers improve both production and yield in the manufacture of products. Pentagon was formed in early 1999 through the acquisition of seven leading companies in their respective fields. Further information may also be obtained at the Company's Internet site: http://www.pen-tec.com.
         Baird Capital Partners focuses primarily on private equity investments in attractive U.S.-based middle-market companies. In February 2000, BCP closed its third private equity


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limited partnership raising a total of approximately $175 million. Collectively,
BCP and its European affiliate, Granville Baird Capital Partners, have more than $500 million in committed capital. BCP partners with highly motivated, entrepreneurial management teams where its expertise, capital and strong network of resources will complement management's business objectives. The Company is represented on-line through Robert W. Baird's Web site under the address http://www.rwbaird.com.
         PPM America Capital Partners is a Chicago-based private equity investment firm, focusing on growth acquisitions, management buyouts and recapitalizations of middle-market companies.
         The statements contained in this news release that are forward looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to competitive and other market factors, customer purchasing behavior, general economic conditions and other facets of the Company's business operations. Also, the Company's quarterly results of operations may fluctuate as a result of a number of factors including but not limited to the timing of customer activity and weather conditions. Additional information about these and other risks and uncertainties can be found in "Investment Considerations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999; and in other documents the Company files or has filed with the Securities and Exchange Commission. Further information may also be obtained at the Company's Internet site: http://www.mpwservices.com.